UNITED STATES SECURITIES AND         OMB APPROVAL
                              EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC
              UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                                                           OMB Number: 3235-0287
                                                       Expires: January 31, 2005
                                                        Estimated average burden
                                                       hours per response... 0.5

[ ] Check box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See instructions 1(b).

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1. Name and Address of Reporting Person*

   Sumerlin                          Anna                  O.
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   (Last)                           (First)             (Middle)

                              10112 Ligon Mill Road
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                                    (Street)

   Wake Forest,                        N.C.               27587
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     (City)                          (State)              (Zip)

2. Issuer Name and Ticker or Trading Symbol

            Wake Forest Bancshares, Inc.
            Trading symbol "WAKE"

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year

   March 2003

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]  Director                                 [ ] 10% Owner
   [ ]  Officer (give title below)               [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (Month/Day/Year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                           03/10/03       S               544 shs     D     15.30     7,881          D
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                                                                                                  4,085          I        Spouse
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructions 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date      Expira-           Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-     tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A) (D)      cisable   Date    Title     Shares  5)       4)        4)       4)
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

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


Explanation of Responses:

/s/
------------------------------------      ------------------------
**Signature of Reporting Person                    Date

    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.




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